PRESS RELEASE

WASTE SERVICES ANNOUNCES
Completion of Florida Acquisitions and Credit Facility Amendment
BURLINGTON, Ontario, January 2, 2007 / PRNewswire-FirstCall/ – Waste Services, Inc. (Nasdaq: WSII) today announced that it has completed the acquisition of the SLD construction and demolition waste landfill in Charlotte County, Florida and the Pro Disposal roll-off collection and transfer business, with operations in Collier and Lee Counties. The landfill, which has a permitted capacity of 15.8 million cubic yards, commenced operations in December. The company has also completed the previously announced amendment to its senior secured credit facility, which provided for an additional $100 million in term loans, as well as a reduction in the interest rate payable on all of the term loans to LIBOR plus 2.75%.
David Sutherland-Yoest, Waste Services Chairman and Chief Executive Officer, stated “We are excited by the prospects of these businesses in the southern Gulf coast area of Florida and are confident they will generate the $12 to $13 million of annualized EBITDA as previously indicated.”
Waste Services, Inc., a Delaware corporation, is a multi-regional integrated solid waste services company that provides collection, transfer, disposal and recycling services in the United States and Canada. The company’s web site is http://www.wasteservicesinc.com. Information on the company’s web site does not form part of this press release.
For information contact:
Ivan R. Cairns
Executive Vice President and General Counsel
Waste Services, Inc.
905-319-1237